UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 10, 2011 (January 3, 2011)

ACCELERIZE NEW MEDIA, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-52635	20-3858769
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

204 RIVERSIDE AVENUE, NEWPORT BEACH, CALIFORNIA 92663
(Address of principal executive offices)                    (Zip Code)

(310) 903 4001
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On January 3, 2011, Accelerize New Media, Inc. (the "Company") announced the appointment of Mr. Thomas John Gabriele as Chief Operating Officer of the Company commencing immediately.

Under his employment agreement Mr. Gabrielle is entitled to an annual base salary of $150,000, reimbursement for reasonable business expenses and payment of health insurance premiums under the Company's group plan.

In addition, the Company granted to Mr. Gabriele non-qualified stock options to purchase up to 2,000,000 shares of the Company's common stock. The options vest quarterly in equal increments (8.33% of the total grant vests every quarter) over a period of 3 years commencing April 1, 2011. The exercise price for the options is $0.60 per share and they expire on January 1, 2021.

Before joining the Company Mr. Gabriele was Vice President Corporate and Strategic Development of News Digital Media / Fox Audience Network (FAN) / Fox Interactive Media (FIM) since 2007. Between 2005 - 2007 Mr. Gabriele served as Director of Mergers and Acquisitions of Experian Interactive. Before that,  he worked in banking for Silicon Valley Bank. Mr. Gabriele graduated in 2002 with a Masters degree in Business Administration from the University of Chicago, Graduate School of Business, and he holds a Bachelor degree in Astrophysics and Molecular Cell Biology from the University of California, Berkeley since 1996.

ITEM 8.01. OTHER EVENTS

On December 31, 2010, the Company's lease at its 12121 Wilshire Blvd, Los Angeles address has expired, and the Company moved its headquarters and other operations to its 204 Riverside Avenue, Newport Beach offices, under its existing lease. The Company's telephone number remained the same.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit 10.1 99.1
Description
Employment Agreement, between Accelerize New Media, Inc. and Mr. Thomas John Gabriele dated as of January 1, 2011.
Press Release dated January 10, 2011. Accelerize New Media, Inc. (OTC-BB: ACLZ) Appoints Online Advertising Executive Thomas Gabriele as Chief Operating Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: January 10, 2011	ACCELERIZE NEW MEDIA, INC.

By: /s/ Brian Ross
Brian Ross
President and Chief Executive Officer